EXHIBIT 23.1

                         Consent of Independent Auditors
                         -------------------------------




The Board of Directors
Vicon Industries, Inc.




     We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report, dated January 14, 2004, on the consolidated balance sheets of Vicon Industries, Inc. and subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity and cash flows and related schedule for each of the years in the three-year period ended September 30, 2003, which report appears in the 2003 Annual Report on Form 10-K of Vicon Industries, Inc.




/s/KPMG LLP

Melville, New York
June 10, 2004